Damages Agreement

Party A: Greatmat Holdings Limited (a company incorporated in the British Virgin Islands, hereinafter referred to as “Party A”)

Party B: Yunfu City Yuncheng District Changyi Stone Plant (hereinafter referred to as “Party B”)

By friendly mutual consultations, and based on equality and the principle of fairness, Party A and Party B has entered into this agreement to explain Clause 2.10 of the Exclusive OEM Production Agreement and the Clause 1, 2 and 3 of the Supplementary Agreement on the Exclusive OEM Production Agreement. Both parties have agreed as follows:

1. If Party A fails to fulfill terms of the above agreements, Party A will pay the compensation to Party B amounted to RMB 5 million (RMB5,000,000.00) per year.

2. Both parties shall enter into a separate agreement for the time and schedules of the payment.

3. After the above payment to Party B, Party B’s arrangement and consequences of the payment shall no longer have any relationship with Party A.

4. Subsequent to the payment of compensation from Party A to Party B, Party B guarantees that he shall no longer and in any form request any compensation for any reason in accordance with Clause 2.10 of the Exclusive OEM Production Agreement and the Clause 1, 2 and 3 of the Supplementary Agreement from Party A.

5. After the fulfillment of Part A for its obligation of compensation, Party B guarantee that he has no longer have any rights and obligations in accordance with Clause 2.10 of the Exclusive OEM Production Agreement and the Clause 1, 2 and 3 of the Supplementary Agreement against Party A. Party A shall no longer be responsible for the same.

6. This agreement is a result of real intention of both parties and are based upon mutual consultations, fairness and reasonableness.

7. Both parties confirm that this agreement has been read and understood correctly. Both parties understand the consequences involved in the violation of this agreement and are satisfied with the outcome.

8. This is a one-time final and conclusive agreement. This agreement is in duplicate, each party holds one copy, signed and sealed. Once entered into force, both parties shall take this as final and conclusive and there will not be any dispute between both parties.

9. Party B confirms that no issue would be raised against Party A in future.

Party A: Greatmat Holdings Limited

Legal person representative: Mr So Yun Sang, Chris

Address: Room 3202-03, 32/F., No. 148 Electric Road, North Point, Hong Kong.

Contact: Person: Mr. So Yun Sang, Chris

Telephone: (852) 2891-2111

Party B: Yunfu City Yuncheng District Changyi Stone Plant

Legal person representative: Mr Tsang Hin Yick

Address: Hekou Stone Industrial Park in Yun Cheng District, Yunfu City,

Guangdong Province, China.

Contact: Person: Mr Tsang Hin Yick

Telephone: (0766) 8211-288

Agreement date: 30 December, 2011